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                                                                      EXHIBIT 15



                LETTER TO SEC RE UNAUDITED FINANCIAL INFORMATION





Board of Directors and Stockholders
OHM Corporation



We are aware of the incorporation by reference into the Registration Statement on Form S-8 of OHM Corporation pertaining to the OHM Corporation Directors' Deferred Fee Plan of our reports dated May 4, 1995 and August 10, 1995, relating to the unaudited consolidated interim financial statements of OHM Corporation which are included in its Forms 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                            ERNST & YOUNG LLP


Columbus, Ohio
September 29, 1995